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                          EXHIBIT 3.2



                    CERTIFICATE OF AMENDMENT
                               OF
                  CERTIFICATE OF INCORPORATION
                               OF
                     MAIL-WELL CORPORATION


     Mail-Well Corporation, a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("Company"), does hereby certify:

     FIRST: That the sole stockholder of the Company, pursuant to a written consent signed and effective as of August 23, 1995, adopted the following resolutions, proposing and declaring advisable and in the best interests of the Company the amendment to the Certificate of Incorporation of the Company set forth in such resolutions:

          RESOLVED, that the Certificate of Incorporation of the Company, as amended (the "Certificate of Incorporation"), be amended by deleting Article 1 in its entirety and substituting the following therefor:

          The name of the corporation is Mail-Well 1 Corporation.

     SECOND: That the aforesaid amendment was duly adopted by the sole stockholder of the Company in accordance with the applicable provisions of
Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Mail-Well Corporation has caused this Certificate of Amendment to be signed by Paul V. Reilly as Vice President-Finance and Chief Financial Officer this 23rd day of August, 1995.

                                   MAIL-WELL CORPORATION



                                   By:  /s/ Paul V. Reilly
                                        ------------------------------------
                                        Paul V. Reilly
                                        Vice President-Finance and
                                        Chief Financial Officer